UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 17, 2008

SM&A

(Exact name of registrant as specified in its charter)

Delaware	0-23585	33-0080929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court, 8th Floor, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (949) 975-1550

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

General Peter Pace was elected to the Board of Directors of SM&A on January 17, 2008 to fill an existing vacancy on the Board of Directors.  General Pace has not been named to, and is not currently expected to be named to, any committee of the Board of Directors.

General Pace served as Chairman of the Joint Chiefs of Staff, the principal military advisor to the President of the United States, the Secretary of Defense, the National Security Council, and the Homeland Security Council, from September 2005 until his retirement in 2007.  Prior to becoming Chairman, he served as Vice Chairman of the Joint Chiefs of Staff from October 2001 to September 2005.

There are no family relationships between General Pace and any of the officers or other directors of SM&A.  SM&A has had no transactions since the beginning of its last fiscal year, and has no transactions proposed, in which General Pace, or any member of his immediate family, has a direct or indirect material interest. General Pace was not selected as a director pursuant to any arrangement or understanding between him and any other person.

On January 17, 2008, SM&A entered into an employment agreement with General Peter Pace by which he will serve as the President and Chief Executive Officer of SM&A Strategic Advisors, Inc., a wholly owned subsidiary of SM&A, and as a director of SM&A (if properly elected) for a two-year initial term.  General Pace will have no obligation to work full time in those positions, but will inform SM&A of his other activities, which shall not interfere with his duties to SM&A.

General Pace’s compensation under the employment agreement includes a signing bonus of $240,000, an annual base salary of $300,000 and an incentive bonus equal to two percent of revenues in excess of $12 million earned by SM&A on projects generated through his efforts.  The signing bonus will be paid within the two weeks following General Pace’s start date.

In addition to salary and bonus compensation, the employment agreement entitles General Pace  to receive an option to purchase 100,000 shares of common stock of SM&A, which was granted on his start date of January 17, 2008 at an exercise price equal to the closing price of that common stock on that grant date.  One fourth of the option vested on his start date and the remainder of the option will vest in three equal annual installments beginning on the first anniversary of his start date, provided that he remains employed by SM&A.  The option will  fully vest upon a “change of control” (as defined in the employment agreement).  He also is entitled to participate in SM&A’s 2008 Long Term Incentive Plan, under which he will be issued 50,000 restricted shares of SM&A common stock in 2011 if SM&A meets certain to-be-determined earnings-per-share performance targets in 2008, 2009 and 2010.  If the employment agreement is not renewed by the end of the initial two-year term but General Pace remains employed with SM&A through that initial term, the option will vest in full and he will be deemed fully vested in the 2008 Long Term Incentive Plan, each at the end of that initial term.

If General Pace’s employment is terminated by SM&A without “cause” or by General Pace for “good reason” other than in the context of a “change in control” (as defined in the employment agreement), General Pace shall be entitled to receive his base salary, payable in accordance with SM&A’s customary payroll practices, and his health and life insurance benefits until the earliest to occur of (i) the expiration of three calendar months after such termination, (ii) the date on which he becomes employed on a full-time basis, and (iii) the date on which he violates any of his covenants in the employment agreement that survive such termination.  In addition, SM&A shall pay to him all incentive bonus payments earned by him and a pro-rata portion of any other incentive compensation to which he was entitled for the fiscal year or quarter, as applicable, in which he was terminated.

If, within 12 months following a “change in control,” General Pace’s employment is terminated by SM&A (or any successor company) without “cause” or by General Pace for “good reason” (as such terms are defined in the employment agreement), SM&A shall (i) pay to him in a lump sum an amount equal to his base salary for the period from the date of termination through the later to occur of (A) the end of the initial term of the employment agreement and (B) 18 calendar months after the date of termination, and (ii) provide the same health and life insurance benefits to him until the later to occur of (A) the end of the initial term of the employment agreement and (B) the expiration of 18 calendar months after the “change of control” or 6 calendar months after the date of termination, whichever is later.

The employment agreement contains SM&A’s standard confidentiality, non-solicitation and assignment of inventions provisions and provides General Pace with other benefits generally available to other SM&A employees.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the employment agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

Employment Agreement, dated as of January 17, 2008, by and between SM&A, a Delaware corporation, and Peter Pace.

Exhibit List

Exhibit No.	Description

99.l	Employment Agreement, dated as of January 17, 2008, by and between SM&A, a Delaware corporation, and Peter Pace.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 24, 2008	SM&A

	By:	/s/ Cathy L. McCarthy
Name: Cathy L. McCarthy
Title: President & CEO